                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[ ]  Confidential, for use of Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ROBBINS & MYERS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ROBBINS & MYERS, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

(5) Total fee paid:
       Not Applicable

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                            [Robbins & Myers Logo]
                             ROBBINS & MYERS, INC.
                              1400 Kettering Tower
                               Dayton, Ohio 45423

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               DECEMBER 11, 1996

                               ------------------

To the Shareholders of
  ROBBINS & MYERS, INC.:

     The Annual Meeting of Shareholders of Robbins & Myers, Inc. will be held at the Kettering Tower, 12th Floor, Second and Main Streets, Dayton, Ohio, on Wednesday, December 11, 1996, at 11:00 o'clock a.m., E.S.T., for the purpose of considering and voting upon:

          1. Election of three directors for a two-year term;

          2. Approval of the Company's Senior Executive Annual Cash Bonus Plan;

          3. Approval of Amendments to the Company's 1994 Long-Term Incentive Stock Plan;

          4. Approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 1997; and

          5. Transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders are requested to mark, date, sign and return the enclosed proxy in the envelope provided. Prompt response is helpful, and your cooperation will be appreciated.

                                              By Order of the Board of
                                              Directors,

                                                       JOSEPH M. RIGOT
                                                          Secretary

Dayton, Ohio
November 13, 1996

                                    [Logo]
                             ROBBINS & MYERS, INC.
                              1400 Kettering Tower
                               Dayton, Ohio 45423
                               ------------------

            PROXY STATEMENT FOR 1996 ANNUAL MEETING OF SHAREHOLDERS
                               ------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of Robbins & Myers, Inc., an Ohio corporation (hereinafter the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held on December 11, 1996 and any adjournments thereof. The Company has one class of shares outstanding, namely common shares, of which there were 10,726,032 outstanding at the close of business on October 22, 1996. The close of business on October 22, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, and each such shareholder is entitled to one vote per share.

     All common shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board of Directors' recommendations. A shareholder signing and returning the accompanying proxy has power to revoke it at any time prior to its exercise by delivering to the Company a later dated proxy or by giving notice to the Company in writing or in open meeting but without affecting any vote previously taken.

     To constitute a quorum at the Annual Meeting, the presence, in person or by properly executed proxy, of the holders of one-third of the Company's outstanding shares is necessary for the election of directors and the presence of the holders of a majority of the outstanding shares is necessary for any other purpose. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular matter as well as shares present at the Annual Meeting. Where nominee shareholders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares ("Broker Nonvotes"), such Broker Nonvotes will not be treated as either votes cast or shares present.

     This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about November 13, 1996.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into two classes, with one class being comprised of three directors and the other class being comprised of four directors. One class of directors is elected at each Annual Meeting of Shareholders for a term of two years.

     At the 1996 Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 1998. The three persons who have been nominated by the Board of Directors are Daniel W. Duval, Thomas P. Loftis and Jerome F. Tatar, all of whom are presently members of the Board and are nominated to succeed themselves.

     Under the statutes of Ohio, if any shareholder gives notice in writing to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for holding the meeting, that he desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman of the meeting or the Secretary of the Company or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his voting power in the election of directors. Under cumulative voting, each shareholder is entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares, or to distribute his votes on the same principle among two or more candidates.

     In the event that directors are elected by cumulative voting and the cumulated votes represented by proxies given to the Board of Directors are insufficient to elect all the nominees of the Board, then the Board's proxy agents will vote such proxies cumulatively for the election of as many of the nominees named below as possible, and in such order as the proxy agents may determine. The order in which proxies may be cumulated by the proxy agents will depend on a number of factors, including the number of directors that can be elected based upon the shares voted for the Board's nominees and the manner in which shareholders cumulate their votes in favor of particular candidates.

     Set forth below is certain information about the three nominees for election as directors and the directors whose terms of office continue after the 1996 Annual Meeting.

                  NOMINEES FOR TERM OF OFFICE EXPIRING IN 1998

DANIEL W. DUVAL                                              DIRECTOR SINCE 1986

     Mr. Duval, 60, has been President and Chief Executive Officer of the Company since December 1986. He was President and Chief Operating Officer of Midland-Ross Corporation (a manufacturer of electrical, electronic and aerospace products and thermal systems) from July 1983 to 1986. Mr. Duval is a Director of Arrow Electronics, Inc. and National City Bank, Dayton, N.A.

THOMAS P. LOFTIS                                             DIRECTOR SINCE 1987

     Mr. Loftis, 52, has been engaged in commercial real estate development, brokerage and consulting with Midland Properties, Inc. since 1980. Mr. Loftis has been a general partner of M.H.M. & Co., Ltd. (investments) since 1986.

JEROME F. TATAR                                              DIRECTOR SINCE 1991

     Mr. Tatar, 49, has been President and Chief Operating Officer and a director of The Mead Corporation (forest products) since April 1996. From July 1994 to April 1996, he was Vice President -- Operating Officer of The Mead Corporation. From November 1986 to July 1994, he was President of the Mead Fine Paper Division of The Mead Corporation.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 1997

ROBERT J. KEGERREIS, PH.D.                                   DIRECTOR SINCE 1972

     Dr. Kegerreis, 75, served as President of Wright State University from July 1973 to June 1985. He is currently a management consultant and has served as Executive Director of the Arts Center Foundation, Dayton, Ohio, since 1989. Dr. Kegerreis is a director of The Elder-Beerman Stores Corporation and Energy Innovations Inc.

WILLIAM D. MANNING, JR.                                DIRECTOR SINCE MARCH 1995

     Mr. Manning, 62, was Senior Vice President of The Lubrizol Corporation (industrial chemicals) from 1985 to his retirement in April 1994. He is currently a management consultant. Mr. Manning is a director of Fletcher Paper Company, Park Avenue Marble Company, and Unifrax Corporation.

MAYNARD H. MURCH IV                                          DIRECTOR SINCE 1977

     Mr. Murch, 52, has been Chairman of the Board of the Company since July 1979. He is President and Chief Executive Officer of Maynard H. Murch Co., Inc. (investments) which is managing general partner of M.H.M. & Co., Ltd. (investments). Since 1976, Mr. Murch has been Vice President of Parker/Hunter, Incorporated (dealer in securities), a successor firm to Murch and Co., Inc., a securities firm which Mr. Murch had been associated with since 1968. Mr. Murch is a director of United Screw and Bolt Corporation and Lumitex, Inc.

JOHN N. TAYLOR, JR.                                          DIRECTOR SINCE 1988

     Mr. Taylor, 61, has been Chairman and Chief Executive Officer since August 1986 and was President from October 1974 until August 1986 of Kurz-Kasch, Inc. (a manufacturer of custom thermoset plastics). He was also Chairman and Chief Executive Officer of Component Technology Corp. (a manufacturer of plastic-based assemblies) from 1982 to June 1989. Mr. Taylor is a director of LSI Industries, Inc.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     There were eight meetings of the Board of Directors during fiscal 1996. The Board of Directors has two committees: the Audit Committee [comprised of Messrs. Taylor (Chairman), Loftis, and Kegerreis], which held two meetings in fiscal 1996, and the Compensation Committee [comprised of Messrs. Kegerreis (Chairman), Tatar and Manning], which held three meetings in fiscal 1996.

     The Audit Committee meets with Company personnel and with representatives of Ernst & Young LLP, the Company's independent auditors, to review internal auditing procedures, matters relating to the annual audit of the Company's financial statements, and compliance with the Company's Code of Business Conduct. The Committee reports its findings and recommendations to the Board of Directors.

     The Compensation Committee is responsible for developing and administering the Company's executive compensation policies and programs and for setting the compensation of executive officers. The Committee also acts in an advisory capacity to the Board of Directors in all matters relating to the creation, administration or modification of employee compensation policies and procedures.

     Directors who are not employees of the Company received an annual stipend of $23,000 ($25,000 in fiscal 1997) for services as a director. Directors who are also committee chairmen receive an additional $2,000 per year. Under the Company's 1994 Directors Stock Compensation Plan, 50% of a non-employee director's compensation, unless a director elects otherwise, is paid to him in restricted shares of the Company. Restricted shares are issued on the first day of the Company's fiscal year and become no longer subject to any restrictions if the recipient is a director on the last day of the Company's fiscal year. All non-employee directors participated in such plan in fiscal 1996. The Company also has a Stock Option Plan for Non-Employee Directors, adopted by shareholders of the Company on December 13, 1995, under which a maximum of 60,000 shares may be subject to options granted to non-employee directors. Under the plan, each non-employee director receives a 4,000 share option on the date he becomes a director and an additional 2,000 share option on the date a director is elected to the Board for a new term of office. The option price per share is equal to the fair market value of a share on the date the option is granted. In fiscal 1996, options to purchase 2,000 shares at $14.875 per share were granted to each of Messrs. Kegerreis, Taylor and Manning on December 13, 1995.

     During fiscal 1996, each director attended at least 90% of the meetings of the Board of Directors and the committees on which he served.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company's common shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 1995 through August 31, 1996 were met.

                               SECURITY OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information as of October 22, 1996 concerning common shares of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

                                         NUMBER OF SHARES
                                           BENEFICIALLY
                                            OWNED AS OF        PERCENT OF
         INDIVIDUAL OR GROUP                10/22/96(1)          CLASS
-------------------------------------    -----------------     ----------
Daniel W. Duval......................          287,874             2.6%
Robert J. Kegerreis..................           26,208             (5)
Thomas P. Loftis.....................           32,523(2)          (5)
William D. Manning, Jr...............            9,733             (5)
Maynard H. Murch IV..................        3,089,789(3)         28.8%
Jerome F. Tatar......................           13,227             (5)
John N. Taylor, Jr...................          151,568(4)          1.4%
Gerald L. Connelly...................           88,919             (5)
George M. Walker.....................          122,449             1.1%
Howard O. Royer......................            5,993             (5)
Directors and Executive Officers
  as a Group (12 persons)............        3,831,534            34.8%

---------------

(1) Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of October 22, 1996 are treated as "beneficially owned" and the number of such shares included in the table for each person were: Mr. Duval -- 148,499; Dr. Kegerreis -- 10,000; Mr.
    Loftis -- 8,000; Mr. Manning -- 6,000; Mr. Murch -- 10,000; Mr.
    Tatar -- 8,000; Mr. Taylor -- 10,000; Mr. Connelly -- 19,066; Mr.
    Walker -- 67,933; Mr. Royer -- 1,333; and directors and executive officers as a group -- 289,491.

(2) Includes 12,068 shares with respect to which Mr. Loftis has sole voting and shared investment power and 1,024 shares with respect to which he has shared voting and investment power.

(3) Includes 32,000 shares with respect to which Mr. Murch has sole voting and shared investment power and 2,994,254 shares beneficially owned by M.H.M. & Co., Ltd. See Footnote (1) in the following section.

(4) Includes 25,200 shares held of record in the name of K-K Realty Co., of which Mr. Taylor is the general partner.

(5) Less than 1%.

PRINCIPAL SHAREHOLDER

     Set forth below is certain information about the only person known by the Board of Directors of the Company to be a beneficial owner of more than 5% of the outstanding common shares of the Company as of October 22, 1996.

                                         NUMBER OF COMMON
                                       SHARES BENEFICIALLY          PERCENT OF
        NAME AND ADDRESS               OWNED AS OF 10/22/96            CLASS
---------------------------------    ------------------------     ---------------
M.H.M. & Co., Ltd. (1)                       2,994,254                  27.9%(1)
830 Hanna Building
Cleveland, OH 44115

---------------

(1) M.H.M. & Co., Ltd. is an Ohio limited partnership (the "Partnership"). Maynard H. Murch Co., Inc. is the managing general partner, and Thomas P. Loftis is the other general partner, of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Maynard H. Murch IV and Robert B. Murch, who are brothers, and Creighton B. Murch, who is their first cousin.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is responsible for the development and administration of the Company's compensation policies and programs and for setting the compensation of executive officers. The Committee is comprised of three directors who are not present or past employees of the Company.

OBJECTIVES AND POLICIES

     The Committee seeks to:

        - Provide levels of total compensation that are competitive with comparable industrial companies;

        - Provide incentives for achievement of the Company's annual and long-term performance goals;

        - Reward both Company and individual performance;

        - Attract and retain key executives critical to the Company's long-term success; and

        - Align the interests of executives with those of shareholders.

     The key components of the executive compensation program utilized to achieve these objectives are salary, annual incentive awards, stock options, and restricted stock awards.

BASE SALARY

     The Company provides executive officers base salaries which are competitive in the marketplace based on survey information prepared for the Committee by independent compensation consultants. The salary structure is regularly adjusted to maintain a salary range slightly above the survey median. Salaries for each executive are annually reviewed by the Committee and may be adjusted at that time on the basis of changes in salary structure, Company financial performance, and individual performance.

ANNUAL INCENTIVE OPPORTUNITY

     The fiscal 1996 incentive plan provided for the payment of bonuses to executive officers contingent upon the achievement of pre-established financial targets and individual objectives. Financial targets are established for each fiscal year in support of the Company's annual business plan and are primarily based on targeted revenue growth, improved profitability and cash flow for the year. If such financial targets and individual objectives are accomplished or surpassed, executive officers will be eligible to receive target awards ranging from 30% to 60% of base salary depending upon their position level under the Hay Position Evaluation System. Actual awards can range from zero to two times the target award based on actual performance.

STOCK OPTIONS

     Under the Company's 1994 Long Term Incentive Stock Plan, stock options may be granted to executive officers. Options are granted annually at the fair market value of the Company's shares on the date of grant, exercisable in three annual installments. The Committee determines the number of shares, if any, to be granted to each executive based on (i) the executive's ability to impact the Company's financial results; (ii) the executive's performance; and (iii) expectations of executive's future contributions.

1994 LONG-TERM INCENTIVE STOCK PLAN

     The Committee, under the 1994 Long-Term Incentive Stock Plan, in September 1993 made performance share awards to executive officers. As a group, named executive officers (other than Mr. Duval) earned 56,000 performance shares for the three-year performance period September 1, 1993 through August 31, 1996 based on the Company's total shareholder return compared to the total return for the Russell 2000. These earned performance shares were issued as restricted shares which the executive could forfeit should he leave employment of the Company prior to August 31, 1998.

     The Committee, under the Plan, made additional performance share awards to executive officers for the performance period September 1, 1996 through August 31, 1999. An executive will actually earn his performance shares based on how favorably the total return on Company shares for this three-year performance period compares to the total return of the Russell 2000 Company Group for the same period.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Compensation Committee is continuing to review the implications of
Section 162(m) of the Internal Revenue Code and the Treasury Regulations under that section. Section 162(m) limits to $1,000,000 the amount that may be deducted by a publicly-held company for compensation paid or accrued each year to each of its five most highly-paid executive officers. Federal law excludes compensation from the $1,000,000 limit if it is paid under specified conditions, including that the compensation is based on performance goals determined by a committee of "outside" directors and approved by the Company's shareholders. The Senior Executive Annual Cash Bonus Plan, as well as the amendments to the 1994 Long-Term Incentive Stock Plan, which are being submitted for approval by shareholders at the Annual Meeting, are designed to comply with the criteria under Section 162(m) for performance-based compensation plans. The Committee's present intention is to comply in the future with Section 162(m) unless the Committee believes that such compliance would not be in the best interests of the Company and its shareholders.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For fiscal 1996, Mr. Duval's base salary increased from $325,000 to $375,000. He also was awarded a fiscal 1996 annual incentive payment equal to 100% of his base salary. The Committee considered, in addition to his strong personal leadership, his contributions to the continued significant improvement in the Company's financial results and the successful restructuring of the Company's capital structure.

     During fiscal 1996 the Committee granted Mr. Duval options to purchase 27,000 common shares. This represents the normal annual grant under the 1994 Long Term Incentive Stock Plan. In determining the size of the award, the Committee evaluated the improvement in total shareholder return and accomplishments of major strategic objectives as well as Mr. Duval's potential for influencing future results. Consideration was also given to the relationship of previous grants and his total number of outstanding options.

     Mr. Duval also earned 60,000 performance shares under the 1994 Long-Term Incentive Stock Plan for the performance period September 1, 1993 through August 31, 1996, based on the total return for the Company equal to 81.3 percentile of the total return for the Russell 2000 Company Group. Mr. Duval was issued 25,260 as restricted shares and the remaining 34,740 performance shares will be issued to him as restricted shares at a later date.

     Through the use of annual incentive awards based primarily upon Company performance and restricted stock and stock option grants which become more valuable as the value of the Company's common shares increases, the Committee believes its compensation policies for executive officers, including the Chief Executive Officer, effectively tie executive compensation to the Company's performance and shareholder value.

                                              THE COMPENSATION COMMITTEE
                                                   ROBERT J. KEGERREIS, Chairman
                                                   WILLIAM D. MANNING, JR.
                                                   JEROME F. TATAR

                             EXECUTIVE COMPENSATION

     The following sections of this proxy statement set forth compensation information relating to the Chief Executive Officer and the only other executive officers of the Company at August 31, 1996 whose salary and bonus for the Company's fiscal year ended August 31, 1996 exceeded $100,000. All information is presented on a fiscal year basis.

SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                            -------------------------------
                                                                 AWARDS
                                                            ----------------      PAYOUTS
                                   ANNUAL COMPENSATION      NUMBER OF SHARES     ----------
        NAME AND                  ---------------------        UNDERLYING           LTIP           ALL OTHER
   PRINCIPAL POSITION    YEAR      SALARY       BONUS           OPTIONS          PAYOUT(1)      COMPENSATION(2)
-----------------------------     --------     --------     ----------------     ----------     ----------------
Daniel W. Duval,         1996     $375,000     $375,000          27,000          $1,320,000          $5,420
  President and Chief    1995      325,000      300,000          27,000              --               3,696
  Executive Officer      1994      280,000      225,000          30,000              --               3,966
Gerald L. Connelly,      1996     $236,000     $220,000          20,000          $  704,000          $2,853
  Vice President(3)      1995      210,000      200,970          14,000              --               4,538
                         1994       34,000       66,500          36,000              --             --
George M. Walker,        1996     $189,000     $151,200          10,000          $  528,000          $4,071
  Vice President and     1995      180,000      130,000          10,000              --               2,492
  Chief Financial        1994      167,500      100,000          12,000              --               2,668
  Officer
Howard O. Royer,         1996     $115,000     $ 80,500         -0-                 -0-              $4,783
  Treasurer (3)          1995        --           --            --                   --             --
                         1994        --           --            --                   --             --

---------------

(1) Represents the fair market value as of August 31, 1996 of restricted shares earned under the Company's 1994 Long-Term Incentive Stock Plan for the three-year performance period ended August 31, 1996.

(2) All amounts presented are Company contributions under its Employee Savings Plan.

(3) Mr. Connelly became an employee and executive officer of the Company on July 1, 1994, and Mr. Royer returned to employment with the Company on May 1, 1995.

FISCAL 1996 STOCK OPTION GRANTS

     The following table sets forth information concerning stock options granted in fiscal 1996 under the Company's 1994 Long-Term Incentive Stock Plan to the executive officers named in the Summary Compensation Table. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 0%, 5%, and 10%. The actual future value of the options will depend on the market value of the Company's common shares.

                                        INDIVIDUAL GRANTS(1)
                   ---------------------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                                        % OF TOTAL                                     ASSUMED ANNUAL RATES OF STOCK
                      NUMBER OF          OPTIONS                                       PRICE APPRECIATION FOR OPTION
                       SHARES           GRANTED TO                                               TERM (2)
                     UNDERLYING        EMPLOYEES IN     EXERCISE       EXPIRATION      -----------------------------
      NAME         OPTIONS GRANTED         1996           PRICE           DATE         0%         5%          10%
----------------   ---------------     ------------     ---------     ------------     ---     --------     --------
Daniel W.
  Duval.........        27,000              33%          $ 22.38         6/24/06       $ 0     $380,016     $963,033
Gerald L.
  Connelly......        20,000              25%            22.38         6/24/06        -0-     281,493      713,359
George M.
  Walker........        10,000              12%            22.38         6/24/06        -0-     140,747      356,680
Howard O.
  Royer.........           -0-              --                --              --       --            --           --

---------------

(1) Under the Company's option plans, one-third of the shares subject to an option may be purchased one year after the date of grant, two-thirds after two years, and 100% after three years and the options have a 10-year term.

(2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates, assuming annual compounding, prescribed by rules of the Securities and Exchange Commission and are not intended to forecast possible appreciation, if any, of the Company's share price.

OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth for each of the persons named in the Summary Compensation Table information concerning all exercises of options to purchase Company shares during fiscal 1996 and the value of all unexercised options at August 31, 1996.

                                                               NUMBER OF SHARES                VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                              OPTIONS AT 8/31/96               OPTIONS AT 8/31/96(2)
                       SHARES ACQUIRED       VALUE        -----------------------------     -----------------------------
         NAME            ON EXERCISE       REALIZED(1)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------- ----------------     ----------     -----------     -------------     -----------     -------------
Daniel W. Duval.......      80,000        $1,658,750       148,499           73,501        $2,173,822        $ 515,259
Gerald L. Connelly....         -0-              -0-         19,066           50,934           213,629          340,291
George M. Walker......       1,400           16,359         67,933           28,067           725,161          201,570
Howard O. Royer.......         -0-              -0-          1,333            2,667            11,331           22,670

---------------

(1) Represents the excess of the market value of the acquired shares on the date of exercise over the aggregate option price paid.

(2) Represents the excess of the market value at August 31, 1996 of the shares subject to the options over the aggregate option exercise price.

               LONG-TERM INCENTIVE PLAN -- AWARDS IN FISCAL 1996

                                                                 ESTIMATED FUTURE PAYOUTS OF
                                                                  PERFORMANCE SHARES UNDER
                                                                          NON-STOCK
                                          PERFORMANCE               PRICE-BASED PLANS(1)
                           NUMBER OF      PERIOD UNTIL     ---------------------------------------
                          PERFORMANCE    MATURATION OR      THRESHOLD       TARGET       MAXIMUM
         NAME               SHARES           PAYOUT            (#)            (#)          (#)
-----------------------   -----------    --------------    ------------    ---------    ----------
Daniel W. Duval........      15,000      9/1/96-8/31/99       11,250         15,000       30,000
Gerald L. Connelly.....      11,200      9/1/96-8/31/99        8,400         11,200       22,400
George M. Walker.......       6,000      9/1/96-8/31/99        4,500          6,000       12,000
Howard O. Royer........         -0-                  --           --             --           --

---------------

(1) Performance shares are issued based on how favorably the total shareholder return on Company shares for the performance period compares to total shareholder return of the Russell 2000 Company Group Index for the same period. The threshold payout is achieved only if the Company's total shareholder return for the performance period is at least equal to the median return for such period for companies included in the Russell 2000; the maximum payout is achieved only if the Company's total shareholder return is equal to the eightieth percentile or higher. Any performance shares issued at the end of the performance period are issued to the executive as restricted shares which the executive could forfeit if he left the employment of the Company within the next 24 months. The Russell 2000 is the index which the Company uses for comparison in the "Performance Graph" section of this proxy statement.

PENSION PLAN

     The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees (the "Pension Plan"). Retirement benefits under the Pension Plan are calculated on the basis of the employee's average annual compensation for the five highest calendar years during the employee's last ten years of employment with reductions for credited years of service less than 35. The maximum annual retirement benefit that could be paid under the Pension Plan to any participant in the plan as a result of limitations imposed under sections of the Internal Revenue Code is presently $120,000.

     Compensation for the purpose of calculating retirement benefits includes salary and bonuses (exclusive of deferred incentive compensation) and the total amount of such compensation for executive officers for fiscal 1996 is set forth in the Summary Compensation Table under the heading "Annual Compensation."

     The Company also has a Supplemental Pension Plan (the "Supplemental Plan") which provides supplemental retirement benefits for Messrs. Duval, Connelly, Walker and other key employees as they obtain eligibility under the criteria established by the Board for participation in the plan. The supplemental retirement benefit is provided under terms and conditions similar to those under the Pension Plan except the Supplemental Plan allows for the crediting of additional years of service by the Committee. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law and at the years of service credited under the Supplemental Plan over (ii) the benefit payable to the employee under the Pension Plan.

     The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and Supplemental Plan at selected compensation levels after various years of service. The credited years of service for executive officers named in the Summary Compensation Table is: Mr. Duval -- 12, Mr. Connelly -- 1.3, Mr. Royer -- 11, and Mr. Walker -- 35. Amounts shown are straight life annuity amounts and are not subject to any deduction for Social Security benefits to be received by the employee.

                                         ESTIMATED ANNUAL RETIREMENT BENEFITS
                                            FOR SPECIFIED YEARS OF SERVICE
      FINAL AVERAGE        -----------------------------------------------------------------
      COMPENSATION         15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
-------------------------  ---------     ---------     ---------     ---------     ---------
$200,000.................  $  40,902     $  54,536     $  68,170     $  81,804     $  95,438
 250,000.................     51,400        68,534        85,667       102,801       119,934
 300,000.................     61,901        82,535       103,169       123,803       142,258
 350,000.................     72,402        96,536       120,670       144,804       168,938
 450,000.................     93,401       124,535       155,669       186,803       217,936
 500,000.................    103,729       138,306       172,882       207,459       242,035
 550,000.................    113,467       151,289       189,111       226,933       264,755

OTHER

     There is an employment agreement between the Company and Mr. Duval, which provides for the payment of one year's salary in the event his employment as Chief Executive Officer is terminated for reasons other than misconduct, except that if such termination occurs after a change of control of the Company (as defined in the agreement), his salary continues for a three year period.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return to shareholders on the Company's common shares for its last five fiscal years with the cumulative total return of the Russell 2000 Company Group Index and the S&P Diversified Machinery Index for the same periods. The graph depicts the value on August 31, 1996 of a $100 investment made on August 31, 1991 in company shares and each index, with all dividends reinvested.

       Measurement Period           Robbins & My-                         S&P Machinery
     (Fiscal Year Covered)            ers, Inc.         Russell 2000      (Diversified)
8/91                                            100                100                100
8/92                                             96                108                 92
8/93                                            118                143                144
8/94                                            120                151                160
8/95                                            178                182                184
8/96                                            289                202                205

              APPROVAL OF SENIOR EXECUTIVE ANNUAL CASH BONUS PLAN

     The Board of Directors of the Company has adopted the Senior Executive Annual Cash Bonus Plan (the "Plan"), subject to approval by shareholders. The Board recommends that shareholders approve the Plan at the Annual Meeting. Shareholder approval is requested to ensure that annual incentive awards paid to senior executives will be fully tax deductible as performance-based compensation, as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). A summary of the principal features of the Plan is set forth below.

     Under Section 162(m) of the Code, the amount which the Company may deduct on its tax returns for compensation paid, or accrued with respect, to certain "covered employees" (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year is generally limited to $1 million per individual. However, compensation that qualifies as "performance-based compensation" is not subject to the $1 million deduction limit. In order for compensation to qualify as

"performance-based" for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by shareholders. Payment of any awards pursuant to the Plan is contingent on shareholder approval of the Plan. If such approval is not obtained, no awards will be paid under this Plan.

     The persons who are eligible to be selected to participate in the Plan are employees of the Company and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company commencing on or after September 1, 1996 the Committee anticipates would not be deductible by the Company in whole or in part unless the incentive compensation qualifies as "performance-based" under Section 162(m)(4)(C) of the Code, including members of the Board of Directors who are such employees. Based on this eligibility standard, only two persons, Messrs. Connelly and Duval, are eligible to be selected to participate at the present time. Other employees of the Company and its subsidiaries may be eligible to earn lower amounts of annual incentive compensation under other arrangements that are generally less restrictive than the Plan. However, a larger or smaller number of persons may be eligible to be selected to participate in the Plan in the future, depending on the compensation levels and the character of the compensation payable to the Company's executive officers in the future. Under the Plan, the Compensation Committee of the Board of Directors, or another committee designated by the Board and consisting exclusively of "outside directors" within the meaning of
Section 162(m) of the Code (the "Committee"), selects participants in the Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, and administers and interprets the Plan. An eligible employee may (but need not) be selected to participate in the Plan each year.

     No later than 90 days after the commencement of each year commencing on or after September 1, 1996 (or by such other deadline as may apply under Code
Section 162(m)(4)(C) or the Treasury Regulations thereunder), the Committee will select the persons who will participate in the Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee retains discretion under the Plan to reduce an award at any time before it is paid.

     The maximum amount of compensation that may be paid under the Plan to any participant for any year is equal to the lesser of 150% of the participant's base salary or $750,000.

     Under the Plan, the performance goals for any year may be based on any of the following criteria, either alone or in any combination, and on either a consolidated or business unit level, and may include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may in each case determine: level of sales, earnings per share, income before income taxes and the cumulative effect of accounting changes, income before the cumulative effect of accounting changes, net income, earnings before interest and taxes, return on assets, return on equity, return on capital employed, total shareholder return, market valuation, cash flow and completion of acquisitions. The foregoing terms shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any of the foregoing criteria may apply to a participant's award opportunity for any year in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

     The performance goals that have been established by the Committee for fiscal 1997 are based equally on three items: sales, earnings before interest expense and taxes and cash flow. The Committee has determined that the three items shall be calculated in accordance with generally accepted accounting principles, consistently applied, and shall exclude the effects of acquisitions, disposals, significant reorganizations, and debt or equity financing. Under the Plan, the Committee may use the same criteria or such other criteria as set forth in the Plan for awards in future years.

     Awards may be paid under the Plan for any year only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such year and the participant is continuously employed by the Company throughout such year. The only exceptions to the continued employment requirement are if employment terminates by reason of death or disability during a year, in which case a prorated award may be paid after the close of the year, or if a Change of Control (as defined in the Company's 1994 Long-Term Incentive Stock Plan) occurs during a year, in which case a prorated award will be paid at the time of the Change of Control based on the participant's projected award for the year in which the Change of Control occurs (as determined by the Committee). If a participant's employment terminates for any reason other than death or disability during a year, any award for such year will be forfeited. However, a prorated award may also be paid after the year if employment terminates by retirement during the year, but only if such a payment will not prevent awards from qualifying as "performance-based" compensation in the absence of any termination of employment.

     All payments pursuant to the Plan are to be made in cash, unless the Committee determines otherwise, and only after the Committee certifies that the performance goals for the year have been satisfied.

     The Plan is in effect for the fiscal year commencing September 1, 1996 and will continue in effect for subsequent years unless and until terminated by the Committee in accordance with the provisions of the Plan. The Board may terminate the Plan without shareholder approval at any time.

     For fiscal 1997, Messrs. Connelly and Duval are the only participants in the Plan. While the actual amounts payable under the Plan for fiscal 1997 are not determinable, the Committee has set the maximum award opportunity for fiscal 1997 for Mr. Connelly at $280,000 and for Mr. Duval at $400,000. The maximum award under the Plan is only earned if specified performance criteria fixed by the Committee are attained, the Committee does not exercise its discretion to reduce the maximum award opportunity, and the participant remains in the Company's employment for the entire year.

     Approval of the Plan requires the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting. A copy of the Plan is available upon request directed to the Secretary of the Company at its principal executive offices or by calling 937-222-2610.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN.

                      APPROVAL OF AMENDMENTS TO 1994 PLAN

     The 1994 Long-Term Incentive Stock Plan (the "Plan") was approved by shareholders in December 1993. The Board of Directors has adopted certain amendments to the Plan solely for the purpose of qualifying incentive awards under the Plan as "performance-based compensation" which is not subject to the annual $1 million per individual deduction limit under Section 162(m) of the Code. The amendments do not increase the number of Common Shares available for award under the Plan or change the types of incentive awards that may be made under the Plan. The proposed amendments essentially set forth limitations on the maximum incentive award opportunity available to any individual in any year and the performance goal criteria applicable to certain of the incentive awards that may be made under the Plan. A summary of the amendments is set forth below.

     Under the Plan, 656,240 Common Shares are available for the grant of incentive awards to officers and other key employees of the Company and its subsidiaries. The Compensation Committee of the Board may grant incentive awards in the form of stock options (with the option exercise prices not less than the fair market value of a share on the date of grant of the option), restricted shares, and performance shares. The amendments provide that the maximum incentive awards that may be granted, issued or paid to an employee in each fiscal year of the Company commencing after September 1, 1996 is as follows: (i) no more than 100,000 shares may be subject to stock option grants; (ii) no more than $500,000 in restricted shares, which are not issued in payment of performance share awards, may be awarded; and (iii) no more than $1,000,000 in performance shares may be awarded based on the fair market value of the shares at the time of award.

     Restricted share awards and performance share awards which are intended to qualify as performance-based compensation under Section 162(m) will be paid under the Plan only if and to the extent that awards are earned on account of the attainment of performance goals applicable to the performance period. Under the Plan, the criteria upon which the performance goals may be based, the time periods in which the Committee may select employees for such performance-based awards and establish in writing the performance goals for the performance period, as well as the method for computing the portion of the award which each participant will be paid if such goals are attained in whole or in part, are the same as for the Senior Executive Annual Cash Bonus Plan, discussed in the preceding section of this Proxy Statement. Payment of such incentive awards will only be made when the Committee certifies that the performance goals for the performance period have been satisfied.

     The Committee has made performance share awards under the Plan of 15,000 shares to Mr. Duval, 11,200 shares to Mr. Connelly, and 6,000 shares to Mr. Walker for the performance period September 1, 1996 to August 31, 1999, all as more fully set forth under "Long-Term Incentive Plan -- Awards in Fiscal 1996" at page 12, above. These awards were made contingent upon the amendments to the Plan being approved by shareholders. If the amendments are not approved, these awards will be cancelled and the amendments will be rescinded.

     Approval of the amendments to the Plan requires the affirmative vote of the holders of majority of the outstanding Common Shares of the Company. A copy of the Plan, as amended, is available upon request directed to the Secretary of the Company at its principal executive offices or by calling 937-222-2610.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS.
                      APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP served as the Company's independent auditors during the fiscal year ended August 31, 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

     Subject to ratification by the shareholders, the Board of Directors of the Company has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending August 31, 1997. THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY SUCH SELECTION. In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 1997.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the holders of proxies in the enclosed form will vote thereon in their discretion.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors, and regular employees of the Company, without extra compensation, by telephone, telegraph, or personal interview. Brokerage houses, banks and other persons will be requested to forward solicitation material to the beneficial owners of shares held of record by such persons.

                             SHAREHOLDER PROPOSALS

     A proposal by a shareholder intended for inclusion in the Company's proxy statement and form of proxy for the 1997 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Company, at 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Secretary, on or before July 12, 1997 in order to be eligible for such inclusion. The 1997 Annual Meeting of Shareholders is presently scheduled to be held on December 10, 1997.

                                       By Order of the Board of
                                       Directors,

                                               JOSEPH M. RIGOT
                                                  Secretary

Dayton, Ohio
November 13, 1996

                                ROBBINS & MYERS, INC.

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 11, 1996
             SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

P The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the "Company"), hereby appoints Daniel W.
R Duval, Robert J. Kegerreis, and Maynard H. Murch IV, and each of them, attorneys of the undersigned, with power of substitution, to
O vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be
X held on Wednesday, December 11, 1996, and at any adjournment thereof, as follows:
Y

         Election of Directors, Nominees:                               (change of address)
         Daniel W. Duval, Thomas P. Loftis and                          __________________________________________
         Jerome F. Tatar                                                __________________________________________
                                                                        __________________________________________
                                                                        __________________________________________
                                                                        (If you have written in the above space,
                                                                        please mark the corresponding box on the
                                                                        reverse side of this card.)

    A VOTE FOR PROPOSALS 1, 2, 3 AND 4 IS RECOMMENDED BY THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.
                                                                SEE REVERSE
                                                                   SIDE

--------------------------------------------------------------------------------
                                  DETACH CARD

/X/   PLEASE MARK YOUR                               SHARES IN YOUR NAME
      VOTES AS IN THIS
      EXAMPLE.

                           FOR               WITHHELD                                         FOR       AGAINST     ABSTAIN

1. Election of             / /                 / /                    2. Approval of          / /         / /         / /
   Directors                                                             Senior Executive
   including authority                                                   Annual Cash
   to cumulate votes                                                     Bonus Plan
   selectively among                                                     described in the
   such nominees (see                                                    accompanying
   reverse)                                                              proxy statement.

For, except vote withheld from the following nominee(s):

_______________________________________________________                                                 Change
                                                                                                          of          / /
                                                                                                        Address

                                            FOR       AGAINST     ABSTAIN
3. Approval of                              / /         / /         / /
   Amendments to 1994
   Long-Term Incentive
   Stock Plan as
   described in the
   accompanying proxy
   statement.

4. Approval of the                         / /         / /         / /
   appointment of
   Ernst & Young LLP as
   independent auditors
   for the Company.

5. In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

   Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 1996.


SIGNATURE(S)  _____________________________________________________________   DATE _______________


SIGNATURE(S)  _____________________________________________________________   DATE _______________
NOTE: Shareholders should date this proxy and sign here exactly as name appears above. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

------------------------------------------------------------------------------------------------------------------------------------
                                                     DETACH CARD